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                                                                    Exhibit 21.1

               List of Subsidiaries of Wit Capital Group, Inc.

Name                                              Location of Jurisdiction
----                                              ------------------------
Wit Capital Corporation                           New York
SoundView Technology Group, Inc. (1)              Delaware

(1) SoundView Technology Group, Inc. became a subsidiary of Wit Capital Group, Inc. on January 31, 2000, in connection with the closing of the merger. Effective March 22, 2000, SoundView Technology Group, Inc. changed its name to Wit SoundView Corporation.